EXHIBIT 99

Standard Parking Corporation Reports 20% Increase in First Quarter EPS; Affirms 2010 Guidance

CHICAGO, May 5, 2010 (GLOBE NEWSWIRE) -- Standard Parking Corporation (Nasdaq:STAN), one of the nation's leading providers of parking management, ground transportation and other ancillary services, today announced first quarter 2010 net income attributable to the Company of $2.8 million, or $0.18 per share, an increase of 20% from $0.15 earnings per share for the first quarter of 2009. In addition, the Company affirmed its 2010 full-year performance expectations for earnings per share in the range of $1.10 - $1.20 and for free cash flow of between $20 - $25 million.

Comments

James A. Wilhelm, President and Chief Executive Officer, said, "We are pleased with the results of our 2010 first quarter. While we do see continued weakness in the economy impacting certain areas of our business, particularly in travel-related areas associated with airport and hotel activity, our underlying management contract portfolio nevertheless remains strong and continues to perform in line with our expectations. We continued to sign new business during the quarter, and our location retention rate, one of our key metrics, increased to 90% from 87% in the last quarter of 2009. Moreover, our location operating profit retention remains strong at 96%.

"I'd like to congratulate our Gameday Management team members on the instrumental role they played in the very successful implementation of their traffic management, parking and ground transportation strategies for the 2010 Super Bowl in Miami and 2010 Winter Olympic Games in Vancouver. These events demanded unrelenting attention to detail that affected hundreds of thousands of spectators and event participants, staff and sponsors. The fact that the transportation operations worked so smoothly at these events was due in large part to the round-the-clock efforts of our personnel.

"It's noteworthy that the technology investments we have made over the past several years despite the economic downturn have begun to have a meaningful impact on the level of the Company's general and administrative expenditures.  These improvements in efficiency contributed to a 9% reduction in G&A costs during the first quarter versus last year, and should serve us well in the years ahead.

"Looking further out into 2010, pricing pressure seems to be easing. Our new business pipeline is strong, and we're starting to gain traction from our SP Plus brand, particularly in the municipal and hospital fields, where the clients are beginning to understand the breadth of our expertise beyond traditional parking. While we're not seeing overall same location sales growth due to the slowed economy, we're nevertheless adding locations and focusing on new verticals in maintenance, security and municipal services. As a result, we continue to expect full-year performance to be in line with our original EPS guidance of $1.10 to $1.20."

 First Quarter Operating Results

Revenue for the first quarter of 2010, excluding reimbursement of management contract expense, of $73.2 million was essentially flat as compared to $73.0 million in the year ago period. Management contract revenue grew 5%, offsetting a similar decrease in leased location revenue.

Gross profit in the quarter was down by 3% to $19.2 million from $19.7 million a year ago as the economy and the unusually harsh winter storms in February negatively impacted certain leased and reverse management locations, which experienced a $0.7 million decrease in same location gross profit from 2009 to 2010. Other factors contributing to the quarter's gross profit results included $0.4 million in additional expenses to fully resolve a 2009 dispute and $0.2 million of start-up expenses related to the April 1st commencement of ground transportation operations at Reagan National and Dulles International Airports.

General and administrative expense ("G&A") decreased by 9% to $11.6 million from $12.8 million a year ago. First quarter 2009 G&A included $0.7 million of costs related to the sale by the Company's former majority shareholder of its stake in the Company. More importantly from an ongoing perspective, cost efficiencies attributable to the roll-out of the Company's IT initiatives also contributed to the G&A reduction.

As a result, operating income for the 2010 first quarter was $6.1 million, an increase of 14%, or $0.7 million, as compared with the 2009 first quarter. Similarly, pre-tax income increased to $4.7 million from $4.0 million in the year ago quarter. The effective income tax rate was unchanged at 39%, resulting in net income attributable to the Company of $2.8 million for the first quarter of 2010 versus $2.4 million for the same period of 2009.

While earnings per share of $0.18 in the 2010 first quarter represents a 20% increase from the $0.15 reported EPS for the first quarter of 2009, the earnings are flat against 2009 after adjusting for the $0.03 EPS impact on the 2009 first quarter of costs related to the sale by the Company's former majority shareholder of its stake in the Company.

Cash taxes paid during the first quarter of 2010 increased by $0.4 million to $1.0 million from $0.6 million paid in the same period last year. The cash tax rate (cash taxes as a percent of pre-tax income) increased from 15% in the first quarter of 2009 to 22% in the first quarter of 2010.

The Company generated $1.4 million of free cash flow during the first quarter of 2010, as compared with negative $1.5 million in the first quarter of 2009. Favorable working capital movements and lower capital expenditures contributed to the increase in free cash flow. The Company's free cash flow for the twelve months ending in March 2010 was $20.1 million, which was used to pay down total indebtedness by $19.8 million.

Recent Developments

The Company reported strong new business activity in the New York metropolitan area. Recent additions include:

  MODA, a redevelopment project related to the historic Queens Family Courthouse, which was converted into a residential and mixed-use project in the Jamaica section of Queens. The Company began operating this new 500 space underground garage on February 1st and offers both valet and self-park service.
  The New York Islanders' selection of Standard Parking to manage the parking operations at the Nassau Veterans Memorial Coliseum on Long Island. The Company began its management responsibilities at the Coliseum's various surface lots, containing nearly 7,000 spaces, in mid-March. In addition to serving as the home rink for the Islanders, the Coliseum hosts many concerts and other events throughout the year.
  Expansion of the Company's relationship with Vornado Realty Trust, which awarded the Company the parking management contract for the 3,200-space Kings Plaza, a retail center in Brooklyn. The Company is expected to start operations on May 1st.

The Company's annual meeting was held on April 28th, at which our shareholders approved the three proposals recommended by the board, including:

  Increasing the number of shares of common stock authorized for issuance under the certificate of incorporation by 28,700,000 shares to a total of 50,000,000 shares, and increasing the number of shares of preferred stock from ten to 5,000,000. The primary purpose of this amendment to the Company's certificate of incorporation, which was filed in Delaware on April 29th, is to provide a sufficient number of shares of capital stock for a variety of corporate purposes, including capital raising transactions and corporate acquisitions.
  Electing the slate of five directors, including one new director, Michael J. Roberts, the former president and chief operating officer of Global McDonald's Corporation. John V. Holten is no longer a director of the Company.

Mr. Holten has filed a lawsuit against the Company that alleges breach of his employment agreement. The suit claims that the agreement entitled Holten to payments over the next several years worth more than $3.8 million, and seeks unspecified damages. Additional details about the lawsuit and the Company's response will be included in the Company's Form 10-Q.

Affirms 2010 Full-Year Outlook

The Company affirms its full year earnings per share guidance in the range of $1.10 - $1.20. This guidance range does not reflect the impact of any costs that may be incurred in connection with the employment agreement lawsuit recently filed by John Holten. Free cash flow is expected to be in the range of $20 - $25 million.

Conference Call

The Company's quarterly earnings conference call will be held at 10:00 a.m. (Central Time) on Thursday, May 6, 2010 and will be available live and in replay to all analyst/investors through a webcast service. To listen to the live call, individuals are directed to the Company's investor relations page at www.standardparking.com at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the Standard Parking website and can be accessed for 30 days after the call.

Standard Parking is a leading national provider of parking facility management, ground transportation and other ancillary services. The Company, with approximately 12,000 employees, manages approximately 2,100 facilities, containing over one million parking spaces in approximately 335 cities across the United States and four Canadian provinces, including parking-related and shuttle bus operations serving more than 60 airports.

More information about Standard Parking is available at www.standardparking.com. You should not construe the information on this website to be a part of this report. Standard Parking's annual reports filed on Form 10-K, its periodic reports on Form 10-Q and 8-K and its Registration Statement on Form S-1 (333-112652) are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

DISCLOSURE NOTICE: The information contained in this document is as of May 5, 2010. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document and tables contain forward-looking information about the Company's financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases in connection with any discussion of future operating or financial performance. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to the operations and business environment, all of which are difficult to predict and many of which are beyond management's control. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from forward-looking statements: recent turmoil in the credit markets and financial services industry; changes in general economic and business conditions or demographic trends; the financial difficulties or bankruptcy of our major clients, including the impact on our ability to collect receivables; availability, terms and deployment of capital; the loss, or renewal on less favorable terms, of management contracts and leases; our ability to renew our insurance policies on acceptable terms, the extent to which our clients choose to obtain insurance coverage through us and our ability to successfully manage self-insured losses; seasonal trends, especially in the first quarter of the year; the impact of public and private regulations; our ability to form and maintain relationships with large real estate owners, managers and developers; integration of future acquisitions in light of challenges in retaining key employees, synchronizing business processes and efficiently integrating facilities, marketing and operations; the ability to obtain performance bonds on acceptable terms to guarantee our performance under certain contracts; extraordinary events affecting parking at facilities that we manage, including emergency safety measures, military or terrorist attacks and natural disasters; changes in federal and state regulations including those affecting airports, parking lots at airports or automobile use; the loss of key employees; and development of new, competitive parking-related services. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Reports on Form 10-K and in its quarterly reports on Form 10-Q and its current reports on Form 8-K.

STANDARD PARKING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for share data)

	March 31, 2010	December 31, 2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 8,758	$ 8,256
Notes and accounts receivable, net	48,529	44,490
Prepaid expenses and supplies	4,014	5,401
Deferred taxes	3,457	3,457
Total current assets	64,758	61,604
Leasehold improvements, equipment and construction in progress, net	17,015	17,175
Advances and deposits	4,468	4,904
Long-term receivables, net	11,699	10,325
Intangible and other assets, net	7,776	6,765
Cost of contracts, net	10,832	12,879
Goodwill	129,464	126,853
Total assets	$ 246,012	$ 240,505
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 50,849	$ 48,502
Accrued and other current liabilities	29,803	33,156
Current portion of long-term borrowings	654	662
Total current liabilities	81,306	82,320
Deferred taxes	8,667	8,151
Long-term borrowings, excluding current portion	111,435	112,549
Other long-term liabilities	26,379	22,808
Standard Parking Corporation's stockholders' equity:
Common stock, par value $.001 per share; 21,300,000 shares authorized; 15,425,744 and 15,385,428 shares issued and outstanding as of March 31, 2010 and December 31, 2009, respectively	15	15
Additional paid-in capital	92,512	91,793
Accumulated other comprehensive income	297	313
Accumulated deficit	(74,527)	(77,372)
Total Standard Parking Corporation stockholders' equity	18,297	14,749
Noncontrolling interest	(72)	(72)
Total equity	18,225	14,677
Total liabilities and stockholders' equity	$ 246,012	$ 240,505

STANDARD PARKING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except for share and per share data, unaudited)

	Three Months Ended
	March 31, 2010	March 31, 2009
Parking services revenue:
Lease contracts	$ 33,116	$ 34,700
Management contracts	40,075	38,293
	73,191	72,993
Reimbursed management contract expense	100,484	102,558
Total revenue	173,675	175,551
Cost of parking services:
Lease contracts	31,771	32,949
Management contracts	22,264	20,391
	54,035	53,340
Reimbursed management contract expense	100,484	102,558
Total cost of parking services	154,519	155,898
Gross profit:
Lease contracts	1,345	1,751
Management contracts	17,811	17,902
Total gross profit	19,156	19,653
General and administrative expenses	11,560	12,761
Depreciation and amortization	1,460	1,487
Operating income	6,136	5,405
Other expenses (income):
Interest expense	1,490	1,436
Interest income	(53)	(67)
	1,437	1,369
Income before income taxes	4,699	4,036
Income tax expense	1,847	1,574
Net income	2,852	2,462
Less: Net income attributable to noncontrolling interest	7	64
Net income attributable to Standard Parking Corporation	$ 2,845	$ 2,398
Common stock data:
Net income per share:
Basic	$ 0.18	$ 0.15
Diluted	$ 0.18	$ 0.15
Weighted average shares outstanding:
Basic	15,390,514	15,296,282
Diluted	15,804,599	15,628,952
STANDARD PARKING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, unaudited)

	Three Months Ended
	March 31, 2010	March 31, 2009
Operating activities:
Net income	$ 2,852	$ 2,462
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	1,445	1,390
Loss on sale of assets	18	82
Amortization of debt issuance costs	159	161
Non-cash stock-based compensation	508	527
Excess tax benefit related to stock option exercises	(75)	--
(Reversal) provision for losses on accounts receivable	(111)	253
Deferred income taxes	516	612
Change in operating assets and liabilities	(3,534)	(5,186)
Net cash provided by operating activities	1,778	301
Investing activities:
Purchase of leaseholds improvements and equipment	(452)	(847)
Cost of contracts purchased	-	(604)
Capitalized interest	(36)	(17)
Contingent purchase payments	(11)	(8)
Net cash used in investing activities	(499)	(1,476)
Financing activities:
Repurchase of common stock	--	(3,884)
Proceeds from exercise of stock options	135	--
Tax benefit related to stock option exercises	75	--
(Payments on) proceeds from senior credit facility	(950)	7,150
Distribution to noncontrolling interest	(7)	(52)
Payments on long-term borrowings	(31)	(29)
Payments on capital leases	(141)	(289)
Net cash (used in) provided by financing activities	(919)	2,896
Effect of exchange rate changes on cash and cash equivalents	142	(234)
Increase in cash and cash equivalents	502	1,487
Cash and cash equivalents at beginning of period	8,256	8,301
Cash and cash equivalents at end of period	$ 8,758	$ 9,788
Supplemental disclosures:
Cash paid during the period for:
Interest	$ 1,296	$ 1,546
Income taxes	1,015	594

The Company defines free cash flow as net cash from operating activities, less cash used for investing activities (exclusive of acquisitions), plus the effect of exchange rate changes on cash and cash equivalents. Due to the adoption, effective January 1, 2009, of Financial Accounting Standards Board Accounting Standards Codification Topic 810, Consolidation (formerly FAS 160), the calculation of Free Cash Flow has been modified to deduct for the distribution to noncontrolling interest, which was previously reported as part of net cash from operating activities.

STANDARD PARKING CORPORATION
FREE CASH FLOW
(in thousands, except for share and per share data, unaudited)

	Three Months Ended
	March 31, 2010	March 31, 2009
Operating income	$6,136	$5,405
Depreciation and amortization expense	1,460	1,487
Non-cash compensation	508	527
Income tax paid	(1015)	(594)
Income attributable to noncontrolling interest	(7)	(64)
Change in assets and liabilities	(3873)	(5200)
Purchase of leaseholds, equipment and cost of contracts, capitalized interest and contingent purchase payments	(499)	(1476)
Operating cash flow	$2,710	$85
Cash interest paid	(1296)	(1546)
Free cash flow (1)	$1,414	($1,461)
(Increase) in cash and cash equivalents	(502)	(1487)
Free cash flow, net of change in cash	$912	($2,948)

Sources (Uses) of cash:
(Payments on) proceeds from senior credit facility	($950)	$7,150
(Payments) on other borrowings	(172)	(318)
Proceeds from exercise of stock options	135	--
Tax benefit related to stock option exercises	75	--
(Repurchase) of common stock	--	(3,884)
(Payments) on acquisitions	--	--
Total sources (uses) of cash	($912)	$2,948

(1) Reconciliation of Free Cash Flow to Consolidated Statements of Cash Flow
	Three Months Ended	Three Months Ended
	March 31, 2010	March 31, 2009
Net cash provided by operating activities	$1,778	$301
Net cash (used in) investing activities	(499)	(1476)
Acquisitions	--	--
Distribution to noncontrolling interest	(7)	(52)
Effect of exchange rate changes on cash and cash equivalents	142	(234)
Free cash flow	$1,414	($1,461)
Trailing Twelve Month Free Cash Flow
	Three Months Ended				Twelve Months Ended
	June 30, 2009	September 30, 2009	December 31, 2009	March 30, 2010	March 30, 2010
Free Cash Flow	$6,046	$6,374	$6,264	$1,414	$20,098
STANDARD PARKING CORPORATION
LOCATION COUNT

	March 31, 2010	December 31, 2009	March 31, 2009
Managed facilities	1,926	1,921	1,960
Leased facilities	208	208	225
Total facilities	2,134	2,129	2,185
CONTACT:  Standard Parking Corporation
          G. Marc Baumann, Executive Vice President and
           Chief Financial Officer
          (312) 274-2199
          mbaumann@standardparking.com